Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ConAgra Foods, Inc.:

We consent to the use of our report dated July 23, 2008, except for Notes 4, 6 and 20, as to which the date is November 25, 2008, with respect to the consolidated balance sheets of ConAgra Foods, Inc. and subsidiaries (the Company) as of May 25, 2008 and May 27, 2007, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity and cash flows for each of the years in the three-year period ended May 25, 2008, the use of our reports dated July 23, 2008 on the financial statement schedule for the fiscal year ended May 25, 2008 and the effectiveness of internal control over financial reporting as of May 25, 2008, and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements appears in the Form 8-K dated November 25, 2008 and our reports on the financial statement schedule and the effectiveness of internal control over financial reporting appear in the Annual Report on Form 10-K for the fiscal year ended May 25, 2008, and such reports are incorporated by reference herein.

Our report dated July 23, 2008, except for Notes 4, 6 and 20, as to which the date is November 25, 2008, on the consolidated financial statements and our report dated July 23, 2008 on the financial statement schedule contain an explanatory paragraph that refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109; Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R); and SFAS No. 123 (revised 2004), Share-Based Payment.

/s/ KPMG LLP

Omaha, Nebraska

November 25, 2008